EXHIBIT 10.4

AMENDMENT 1
EMPLOYMENT AGREEMENT
THIS AMENDMENT 1 (“Amendment 1”) TO THE EMPLOYMENT AGREEMENT (“Agreement”) by and between LMI Aerospace, Inc., a Missouri corporation, its successors, and assigns (“Corporation”), and Brian olsen (“Employee”) is entered into as of February 14, 2014.

1.	The purpose of this Amendment is to revise certain terms and conditions of the Agreement as set forth below.

2.	Section 5(B)(i)- The last paragraph of section 5(B)(i) of the Agreement is hereby removed and replaced with the following:
Corporation retains the right to modify or adjust the manner in which the Performance Bonus is calculated at any time, including in the event that Corporation either acquires the majority interest or more in the assets of another entity, experiences a change in its organizational structure affecting one or more of its entities, or sells its assets, or any portion thereof, to another entity. However, any modification to the Performance Bonus calculation during the term of this Agreement shall provide Employee, the opportunity to earn, at a minimum, a Performance Bonus amount comparable to the amount Employee is eligible to earn under the Performance Bonus calculation set forth above.

3.	Section 6(E)- Section 6(E) of the Agreement is hereby removed and replaced with the following:
This Agreement and Employee’s employment hereunder may be terminated in the event of Employee’s disability, as defined in Corporation’s Long Term Disability Policy in effect at the time, for a period of six (6) months or more. Employee acknowledges and agrees that Employee shall voluntarily submit to a medical or psychological examination for the purpose of determining Employee’s continued fitness to perform the essential functions of the Employee’s position whenever requested to do so by Corporation. If Corporation elects to terminate the employment relationship on this basis, the Corporation shall notify Employee or Employee’s representative in writing and the termination shall become effective on the date that such notification is given. In the event of a termination of employment by reason of Employee’s disability, Employee shall be eligible to receive any unpaid Base Salary that is due through the date of termination of Employee’s employment.

4.	Section 7- Section 7 of the Agreement is hereby removed and replaced with the following:
7. Severance Benefits. In the event of a termination by Corporation without Cause as defined in Section 6 B or in the case of Corporate Dissolution as defined in Section 6 F, Corporation agrees to provide Employee with the following payments and benefits, based on Employee’s length of service with Corporation, which shall be referred to as “Severance”:

A.
Six (6) months of Base Salary if Employee has less than five (5) years of service with Corporation as of the date of his termination; or Twelve (12) months of Base Salary if Employee has five (5) or more years of service with Corporation as of the date of his termination (“Severance Pay”).

B.
Notwithstanding A above, if employment is terminated in conjunction with a change in the control of Corporation, Corporation will provide the Employee with Severance Pay under the circumstances specified in (i) and (ii) of this subsection (B), and the conditions set forth in subsections 7 (C) and (D) of this Agreement. For the purposes of this Agreement, a “Change in Control” is defined as the sale of substantially all of the operating assets of Corporation, the acquisition of more than fifty percent (50%) of the stock of Corporation by a group of shareholders or an entity which acquires control of Corporation (a “Purchaser”), or a merger or consolidation of Corporation with any other corporation, other than a merger or consolidation which would result in the voting securities of Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) fifty percent (50%) or more of the total voting power represented by the voting securities of Corporation or such surviving entity outstanding immediately after such merger or consolidation.

i.
If the Change in Control results in the involuntary termination of Employee or results in Employee electing within nine (9) months from the date of the Change in Control to terminate Employee’s employment for Good Reason (as defined below), Corporation shall provide Employee with severance pay in an amount that is equal to two and one-half times (2 ½ x) Employee’s annual Base Salary and shall pay Employee any reasonably anticipated Performance Bonus for the fiscal year in which Employee was terminated on a prorated basis.

ii.	If Employee voluntarily terminates Employee’s employment without Good Reason (as defined in below) within ninety (90) days after the Change in Control, Corporation shall provide Employee:

a.	Six (6) months of Base Salary if Employee has less than five (5) years of service with Corporation as of the date of termination; or

b.	Twelve (12) months of Base Salary if Employee has five (5) or more years of service with Corporation as of the date of termination.

iii.
For the purposes of this subsection 7(B), “Good Reason” shall mean the occurrence of any of the following events: (1) a significant reduction of Employee’s duties, authority or responsibilities relative to Employee’s duties, authority or responsibilities as in effect immediately prior to such reduction; (2) the Purchaser requiring Employee to relocate his primary work location more than fifty (50) miles from Employee’s then-present location; or (3) the Purchaser refusing to offer full time employment to Employee on terms comparable to those set forth in this Agreement.

C.	As a condition of receiving Severance hereunder, Employee will be required to execute a release agreement.

D.
Severance Pay shall be less such amounts required to be withheld by law. The Severance Pay shall be paid following termination in equal installments per Corporation’s regular pay schedule, commencing not later than forty-five (45) days after:

i.	the date the release agreement has been executed in the event there is no applicable revocation period for the release agreement; or

ii.
the date the revocation period for the release agreement has expired and no revocation has occurred in the event there is an applicable revocation period for the standard release agreement. In the event such forty-five (45) day period spans two calendar years, commencement of payment of the Severance Pay will not occur until the second calendar year and after the release agreement has become effective.

E.
Notwithstanding anything to the contrary, the amount of Severance Pay provided under this Agreement shall not under any circumstances exceed the amount defined in § 280G of the Internal Revenue Code as a “parachute payment”.

F.
In addition to Severance Pay, if Employee elects continuation coverage under one or more of Corporation’s health plans (“Health Plans”) pursuant to the continuation coverage terms of such Health Plan(s) and as required by the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), then for a period equal to the number of months of Severance Pay (“Severance Period”), Employee shall pay a reduced, monthly COBRA premium for continuation coverage. The monthly premium to be paid by Employee shall be equal to the payroll deduction contribution then being paid each month, by Corporation’s actively employed, similarly situated employees, for the selected Health Plans’ coverage. Such coverage shall be provided in accordance with terms of the Health Plan(s) as may exist or may be amended from time to time. If Employee elects to continue COBRA coverage beyond the Severance Period, Employee will be responsible for payment of the full, regular COBRA premium for any coverage continuation thereafter.

G.	Corporation shall have no obligation to provide Severance to Employee in the event of termination for any reason other than those set forth in this Section 7.

5.	All other terms of the Agreement remain unchanged.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first set forth above.

CORPORATION:    LMI AEROSPACE, INC.

By:    /s/ Ronald S. Saks
RONALD S. SAKS, CEO

EMPLOYEE:    /s/ Brian Olsen
BRIAN OLSEN